Exhibit 5.1

February 25, 2015

Chesapeake Utilities Corporation

909 Silver Lake Boulevard

Dover, Delaware 19904

Ladies and Gentlemen:

We have acted as counsel to Chesapeake Utilities Corporation, a Delaware corporation (the “Company”), in connection with its Registration Statement on Form S-4 (File No. 333-201992) (as may be amended or supplemented, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Company of up to 593,005 shares of the Company’s common stock, par value $0.4867 per share (the “Shares”) pursuant to an Agreement and Plan of Merger dated as of January 30, 2015 (the “Merger Agreement”), among the Company, Gatherco, Inc., an Ohio corporation, and Aspire Energy of Ohio, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company, and the associated preferred stock purchase rights (the “Rights”) to be issued pursuant to the Rights Agreement, dated as of August 20, 1999, as amended on September 12, 2008 (the “Rights Agreement”), between the Company and Computershare Trust Company, N.A., a federally chartered trust company, as successor rights agent to BankBoston, N.A. (formerly known as EquiServe Trust Company).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

For purposes of this opinion, we have reviewed the Registration Statement, Merger Agreement and Rights Agreement, and have examined and relied upon copies of such records, documents, instruments and agreements as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. In making such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents of documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents. With respect to our opinion as to the Shares and the Rights, we have assumed that the issuance of the Shares and the associated Rights will be in accordance with the Merger Agreement and the Registration Statement. As to all matters of fact relevant to our opinion, we have relied exclusively, without independent investigation or verification, upon the above-described documents and on the certificates of officers of the Company.

<February 25, 2015>

In rendering this opinion, we have also assumed that the Rights Agreement was duly authorized, executed and delivered by the Rights Agent and that the members of the Company’s Board of Directors (the “Board”) acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement. With respect to the Rights, our opinion does not address the determination a court of competent jurisdiction may make regarding whether the Board would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time. This opinion addresses the Rights and the Rights Agreement in their entirety and not any particular provision of the Rights or the Rights Agreement, and it should be understood that it is not settled whether the invalidity of any particular provision of a rights agreement or of purchase rights issued thereunder would result in invalidating such rights in their entirety. The Rights exist by virtue of and are subject to the Rights Agreement and the terms and conditions thereof, and it should be understood that the Rights Agreement and the Rights may be terminated or amended at the Company’s option.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Shares have been duly authorized and, following (i) the effectiveness of the Registration Statement, (ii) the completion of the merger in accordance with the Merger Agreement, and (iii) the issuance of the Shares in accordance with the terms of the Merger Agreement and the associated Rights in accordance with the Rights Agreement, (A) the Shares will be validly issued, fully paid and nonassessable and (B) the Rights will be the legal, valid and binding obligations of the Company.

We are opining solely on the Delaware General Corporation Law of the State of Delaware, including the rules and regulations underlying those provisions, and we do not express any opinion as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the proxy statement/prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

Sincerely,

/s/ BAKER & HOSTETLER LLP
BAKER & HOSTETLER LLP